Exhibit 99.1

Myomo Reports First Quarter 2019 Results

Reports 165% Year-over-Year Revenue Growth and Continued Expansion of Reimbursement Pipeline

CAMBRIDGE, Mass., May 13, 2019 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today announced its financial results for the first quarter ended March 31, 2019.

Recent Highlights and Accomplishments:

•

Revenues for the first quarter 2019 of $830,000 increased by 165% versus the comparable period of 2018. Gross profit for the quarter increased by 219% compared to the first quarter of 2018 and gross margin expanded to 79% from 65%.

•	The Company’s reimbursement pipeline contained 354 MyoPro units as of March 31, 2019, up 16% from 306 units at the end of the fourth quarter 2018. In the first quarter 2019, the Company sold 35 units.

•

The Company expanded its US distribution from 42 to all 50 of the top metro areas through the addition of O&P partners and entered into new agreements with O&P providers with multiple locations in Italy, Chile, and Australia.

“The strong growth in first quarter revenues in 2019 is the result of our national rollout launched in 2018, which consisted of online marketing and broader metro area coverage with O&P clinical partners,” said Paul R. Gudonis, Chairman and CEO of Myomo. “Our reimbursement pipeline continues to grow, which is expected to result in significant revenue growth in 2019.”

Financial Results

	Three months ended		Period-to-period
	March 31,		change
	2019	2018	$	%
Revenue	$830,066	$313,179	$516,887	165%
Cost of revenue	176,187	108,080	68,107	63%

Gross profit	$653,879	$205,099	$448,780	219%

Gross margin%	79%	65%		14%

Higher revenue for the three months ended March 31, 2019 reflects both higher volume and a higher average unit selling price compared to the three months ended March 31, 2018.

Gross margin was 79% for the three months ended March 31, 2019. Gross margin increased compared to the 65% for the three months ended March 31, 2018, respectively due to higher average selling price on devices directly sold to patients.

Operating expenses were $3,337,000, an increase of $729,000, or 28%, during the three months ended March 31, 2019, versus the comparable period of 2018. The increase in operating expenses primarily reflects the addition of personnel in the second half of 2018 in support of the Company’s expansion of its sales, marketing and reimbursement functions.

The Company’s net loss for the quarter ended March 31, 2019 was $2,598,000, or ($0.17) per share, compared with a net loss of $2,345,000, or ($0.20) per share for the corresponding period of 2018.

Adjusted EBITDA1 for the quarter ended March 31, 2019 was a loss of $2,454,000, compared with a loss of $2,052,000 for the corresponding period in 2018. A reconciliation of GAAP net loss to this non-GAAP financial measure has been provided in the financial statement tables included in this press release. An explanation of this measure is also included below under the heading “Non-GAAP Financial Measures.”

Liquidity

Cash on hand at March 31, 2019 was $9,234,000, compared to $6,541,000 at December 31, 2018. On February 12, 2019, the Company successfully completed a follow-on public offering of its common stock, generating net proceeds of approximately $5,600,000, which the Company continues to expect will provide sufficient liquidity to fund its operations through 2019.

Conference Call and Webcast Information

Myomo will hold a conference call today, Monday, May 13, 2019 at 8:30 a.m. EDT. To access the conference call, please dial 1-877-270-2148 from the U.S. or 1-412-902-6510 internationally. Our webcast can also be accessed through Myomo’s Investor Relations page. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

A replay of the conference call will be available approximately one hour after completion of the live conference call at the Investor Relations page. A dial-in replay of the call will be available until May 27, 2019; please dial 1-877-344-7529 from the U.S. or 1-412-317-0088 internationally and provide the passcode of 10130705.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

1 Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock based-compensation and the impact of the fair value revaluation of our derivative liabilities.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the receipt of revenues from units being processed for insurance reimbursement, the scale-up and expansion of commercial operations, our expectations for revenues and our results of operations, and the potential benefits to users of our products, our financial position and cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

Myomo has provided in this release of financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Myomo’s industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock based-compensation and the impact of the fair value revaluation of our derivative liabilities. Non-GAAP financial measures that Myomo uses may differ from measures that other companies may use. This non-GAAP financial measure disclosed by Myomo is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

For Myomo:

ir@myomo.com

Investor Relations:

Vivian Cervantes

PCG Advisory

646-863-6274

vivian@pcgadvisory.com

Public Relations:

Sarah Karr

Matter Communications

978-518-4817

myomo@matternow.com

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended
	March 31,
	2019	2018
Revenue	$830,066	$313,179
Cost of revenue	176,187	108,080

Gross margin	653,879	205,099

Operating expenses:
Research and development	535,254	372,359
Selling, general and administrative	2,801,420	2,235,637

Total operating expenses	3,336,674	2,607,996

Loss from operations	(2,682,795)	(2,402,897)
Other expense (income)
Change in fair value of derivative liabilities	(41,970)	(15,307)
Interest income and other expense, net	(42,765)	(42,188)

Total other expense (income)	(84,735)	(57,495)

Net loss	$(2,598,060)	$(2,345,402)

Weighted average number of common shares outstanding:
Basic and diluted	14,941,518	11,899,456

Net loss per share
Basic and diluted	$(0.17)	$(0.20)

MYOMO, INC.

CONDENSED BALANCE SHEETS

	March 31, 2019	December 31, 2018
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$9,233,559	$6,540,794
Accounts receivable, net	399,895	382,258
Inventories, net	301,277	256,149
Prepaid expenses and other	784,720	695,276

Total Current Assets	10,719,451	7,874,477
Restricted cash	75,000	75,000
Deferred offering costs	131,976	144,582
Equipment, net	173,078	187,513

Total Assets	$11,099,505	$8,281,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued expenses	$1,310,429	$1,743,427
Derivative liabilities	157,927	3,661
Deferred revenue	25,840	1,990
Customer advance payments	84,117	106,609

Total Current Liabilities	1,578,313	1,855,687

Total Liabilities	1,578,313	1,855,687

Commitments and Contingencies

Stockholders’ Equity
Common stock	1,710	1,245
Additional paid-in capital	57,536,979	51,720,630
Accumulated deficit	(48,011,033)	(45,289,526)
Treasury stock	(6,464)	(6,464)

Total Stockholders’ Equity	9,521,192	6,425,885

Total Liabilities and Stockholders’ Equity	$11,099,505	$8,281,572

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

For the three months ended March 31,	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,598,060)	$(2,345,402)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	21,627	14,599
Stock-based compensation	207,605	336,355
Bad debt expense	16,275	—
Excess and obsolete inventory reserve	—	(645)
Change in fair value of derivative liabilities	(41,970)	(15,307)
Loss on disposal of asset	320	—
Changes in operating assets and liabilities:
Accounts receivable	(33,912)	145,594
Inventories	(131,871)	(63,923)
Prepaid expenses and other	(128,256)	15,182
Accounts payable and other accrued expenses	(432,998)	(327,390)
Deferred revenue	23,850	(24,423)
Other current liabilities	(22,492)	—

NET CASH USED IN OPERATING ACTIVITIES	(3,119,882)	(2,265,360)

NET CASH USED IN INVESTING ACTIVITIES	(5,404)	(64,924)

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,818,051	3,487,341

Net increase in cash, cash equivalents, and restricted cash	2,692,765	1,157,057
Cash, cash equivalents, and restricted cash, beginning of period	6,615,794	13,011,373

Cash, cash equivalents, and restricted cash, end of period	$9,308,559	$14,168,430

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three months ended
	March 31,
	2019	2018
GAAP net loss	$(2,598,060)	$(2,345,402)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense	(42,765)	(42,188)
Depreciation expense	21,627	14,599
Stock-based compensation	207,605	36,355
Change in fair value of derivative liabilities	(41,970)	(15,307)

Adjusted EBITDA	$(2,453,563)	$(2,051,943)